Exhibit 4.3

FOGHORN THERAPEUTICS INC.

AMENDMENT TO THE INVESTORS’ RIGHTS AGREEMENT AND THE VOTING AGREEMENT

THIS AMENDMENT (this “Amendment”) is made as of April 17, 2020, by and among FOGHORN THERAPEUTICS INC., a Delaware corporation (the “Company”) and the Investors set forth on the signature pages hereto and amends (i) that certain Amended and Restated Investors’ Rights Agreement, dated as of December 18, 2018 by and among the Company and stockholders of the Company set forth therein (the “Investors’ Rights Agreement”) and (ii) the Voting Agreement, dated as of December 18, 2018, by and among the Company and the stockholders of the Company set forth therein, as amended as of January 2, 2020 (the “Voting Agreement” and collectively with the Investors’ Rights Agreement, the “Agreements”)). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Agreements.

WHEREAS, the Company has entered into the Investors’ Rights Agreement with the Investors and pursuant to Section 6.6 of the Investors’ Rights Agreement, terms of the Investors’ Rights Agreement may be amended only by written instrument executed by the Company and the holders of a majority of the Registrable Securities then outstanding (the “IRA Requisite Holders”);

WHEREAS, the Company has entered into the Voting Agreement with the Investors and pursuant to Section 8.8 of the Voting Agreement, provisions of the Voting Agreement may be waived only by written instrument executed by the Company and the Majority Investors (the “Voting Agreement Requisite Holders”); and

WHEREAS, the undersigned parties constitute the IRA Requisite Holders and the Voting Agreement Requisite Holders and, in connection with the execution and delivery of that certain Series B Preferred Stock Purchase Agreement between the Company and certain of the Investors dated April 17, 2020, desire to amend the Agreements as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the IRA Requisite Holders and the Voting Agreement Requisite Holders parties, on behalf of all Investors, agree as follows:

1.    The following definition is hereby inserted as a new Section 1.30 of the Investors’ Rights Agreement, and the existing Sections 1.30, 1.31 and 1.32 of the Investors’ Rights Agreement are renumbered as Sections 1.31, 1.32 and 1.33, respectively:

““Second Series B Purchase Agreement” means the Series B Preferred Stock Purchase Agreement between the Company and certain of the Investors dated April 17, 2020.”

2.    Section 1.20 of the Investors’ Rights Agreement is hereby deleted and replaced in its entirety with the following:

“1.20 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities; provided, however, any

Preferred Stock of the Company issued and sold to the Company’s investors pursuant to the Series B Purchase Agreement or the Second Series B Purchase Agreement shall not be New Securities for the purposes of this Agreement.”

3.     Subsection 4.1(d) of the Investors’ Rights Agreement is hereby deleted and replaced in its entirety with the following:

“(d)    The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate), (ii) shares of Common Stock issued in the IPO, (iii) any issuance of shares of Preferred Stock pursuant to the Series B Purchase Agreement or Second Series B Purchase Agreement and (iv) any issuance of shares that the holders of a majority of the then outstanding shares of Preferred Stock elect in writing to be exempt from this Subsection 4.1.”

4.     Subsection 5.5(f) of the Investors’ Rights Agreement is hereby deleted and replaced in its entirety with the following:

“(f)    otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, including any “management bonus” or similar plan providing payments to employees in connection with a Deemed Liquidation Event, except for the following: (1) transactions contemplated by this Agreement, the Series B Purchase Agreement, or the Second Series B Purchase Agreement; (2) any grant or issuance of stock options or other equity incentives under any stock option plan or equity incentive plan approved by a majority of the Board of Directors, including the Lead Preferred Director; (3) any payments or benefits provided under any employee benefit plan approved by a majority of the Board of Directors, including the Lead Preferred Director; (4) payment of salary or other cash compensation to officers, directors or employees in amounts that have been approved by a majority of the Board of Directors, including the Lead Preferred Director, that are reflected in a budget approved by a majority of the Board of Directors, including the Lead Preferred Director; (5) transactions resulting in payments to or by the Company in an aggregate amount of less than $60,000 per year; or (6) transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors, including the Lead Preferred Director”

5.     Section 8.11 of the Voting Agreement is hereby deleted and replaced in its entirety with the following:

“Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Restated Certificate, and the other Transaction Agreements (as defined in each of the Purchase Agreement and that certain Series B Preferred Stock Purchase Agreement between the Company and certain of the Investors dated April 17, 2020), constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this

Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.”

6.    This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

7.    The Voting Agreement and the Investors’ Rights Agreement as modified herein shall remain in full force and effect as so modified.

8.    This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

COMPANY: FOGHORN THERAPEUTICS INC.

By:	/s/ Adrian H.B. Gottschalk
Name: Title:	Adrian H.B. Gottschalk President and CEO

[Signature Page to Omnibus Amendment]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

INVESTORS: FLAGSHIP VENTURES FUND V, L.P. By: Flagship Ventures Fund V General Partner LLC, its General Partner

By:	/s/ Noubar B. Afeyan, Ph.D.
Name: Title:	Noubar B. Afeyan, Ph.D. Manager

FLAGSHIP VENTURES OPPORTUNITIES FUND I, L.P. By: Flagship Ventures Opportunities Fund I General Partner LLC, its General Partner

By:	/s/ Noubar B. Afeyan, Ph.D.
Name: Title:	Noubar B. Afeyan, Ph.D. Manager

[Signature Page to Omnibus Amendment]

ALEXANDRIA VENTURE INVESTMENTS, LLC, a Delaware limited liability company By: ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation, managing member

By:	/s/ Aaron Jacobson
Name: Title:	Aaron Jacobson SVP – Venture Counsel

[Signature Page to Omnibus Amendment]

HASNAIN REVOCABLE TRUST U/A DTD 2/19/2010

By:	/s/ Faheem Hasnain
Name: Title:	Faheem Hasnain Trustee

[Signature Page to Omnibus Amendment]

IGOR SILL

By:	/s/ Igor Sill
Name:	Igor Sill

[Signature Page to Omnibus Amendment]

GREENLAND FP LLC

By:	/s/ Monique Miller
Name: Title:	Monique Miller Senior Vice President of Euclidean Capital LLC, its manager

GREENLAND NFP LLC

By:	/s/ Monique Miller
Name: Title:	Monique Miller Senior Vice President of Euclidean Capital LLC, its manager

[Signature Page to Omnibus Amendment]

GW 2018 VC HOLDINGS, LLC

By:	/s/ Garry Weber
Name: Title:	Garry Weber Manager

[Signature Page to Omnibus Amendment]